Exhibit (a)(5)

NIREK RESOURCES INC.	1320-4 King St. W.
GUARDIANS OF GOLD INC	Toronto, ON
www.nirekresources.com
info@nirekresources.com

Press Release	Frankfurt Exchange: 3N6
Outstanding Shares: 17,634,808

Contact: Abraham Arnold	FOR IMMEDIATE RELEASE

Phone: (416)603-1555	5:00 p.m. April 9, 2010

Nirek Resources Inc. and Guardians of Gold Withdraw Exchange Offer for Silver Dragon Resources Inc.

ONTARIO, CANADA – April, 2010 – Nirek Resources Inc. (Frankfurt: 3N6-FRA) and Guardians of Gold Inc. have accepted the advice of their counsel to modify the structure of the Exchange offer. The registration statement, on form S-4, with exhibits, was originally filed on March 22, 2010 with the Securities and Exchange Commission. It will be withdrawn on or before Monday, April 12, 2010.

The Offerors have commenced preparing a modified structure.

The Offerors regret any inconvenience to the many Silver Dragon shareholders and brokers who have shown interest in the Offer.

About Nirek Resources Inc.

Nirek Resources Inc. (“Nirek”) is a Canadian mining exploration company specializing in exploring for precious and base metals. The company is focused on acquiring and developing gold and precious metal properties with proven reserves through a series of joint ventures, mine and property acquisitions. For more information, please visit the Company's website at: www.nirekresources.com

About Guardians of Gold Inc.

Guardians of Gold Inc. (“Guardian”) is a Canadian based mining company that is focused on exploring and extracting precious and base metals. The company is focused on acquiring precious metal properties with proven reserves through strategic joint ventures and property acquisitions. For more information, please visit the Company's website at: www.guardiansofgold.com

About Silver Dragon Resources Inc.

Silver Dragon Resources Inc. is a mining and metals company focused on the exploration, acquisition, development and operation of silver mines in proven silver districts globally.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained herein which are not historical are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, certain delays beyond the company's control with respect to market acceptance of new technologies or products, delays in testing and evaluation of products, and other risks detailed from time to time in the Company's filings.

Contact:

Nirek Resources Inc.
Investor Relations
Website: www.nirekresources.com
E-mail: info@nirekresources.com

Guardians of Gold Inc.
Investor Relations
Website: www.guardiansofgold.com
E-mail: investor@guardiansofgold.com

Silver Dragon Resources Inc.
Marc Hazout
President
(416) 223-8500 or Toll Free: 1-866-512- SDRG (7374)
Email: info@silverdragonresources.com